Exhibit 77M

ATTACHMENT FOR CURRENT FILING OF N-SAR
SUB-ITEM 77M

Immediately after the close of business on April 26, 2013, the American Growth Trust acquired the assets (subject to all the liabilities) of American Global Small Capitalization Trust in exchange for the shares of the American Growth Trust. The transaction was approved by the Board of Trustees of each portfolio on December 10-12, 2012 and by shareholders of the American Global Small Capitalization Trust on April 10, 2013. The terms of the transactions are set forth in the Plan of Reorganization dated December 12, 2012 attached as Sub-Item 77Q Exhibit A.

Immediately after the close of business on April 26, 2013, the High Yield Trust acquired the assets (subject to all the liabilities) of American High-Income Bond Trust in exchange for the shares of the High Yield Trust. The transaction was approved by the Board of Trustees of each portfolio on December 10-12, 2012 and by shareholders of the American High-Income Bond Trust on April 10, 2013. The terms of the transactions are set forth in the Plan of Reorganization dated December 12, 2012 attached as Sub-Item 77Q Exhibit A.